Exhibit 99.2

[SPORTS AUTHORITY LOGO]

May 23, 2003

FOR IMMEDIATE RELEASE

CONTACT:	THE SPORTS AUTHORITY, INC.

Mark Iskander
Vice President & Treasurer
(954) 535-6015

THE SPORTS AUTHORITY ISSUES SECOND QUARTER GUIDANCE

AND RE-AFFIRMS FULL YEAR GUIDANCE

Fort Lauderdale, Florida, May 23, 2003 — The Sports Authority, Inc. (NYSE: TSA), the nation’s largest full-line sporting goods retailer, today gave the following guidance regarding its expected second quarter 2003 comparable store sales and earnings per share, and reaffirmed its guidance regarding its full year 2003 comparable store sales and earnings per share:

Second Quarter 2003

■	Comparable store sales are expected to be approximately 1% positive.

■	Fully diluted after-tax earnings per share are expected to be in the range of $0.25 to $0.27.

Full Year 2003

■	Comparable store sales are expected to be between 1% and 2% positive.

■	Fully diluted after-tax earnings per share are expected to be in the range of $0.70 to $0.72.

About The Sports Authority

The Sports Authority, Inc. is the nation’s largest full-line sporting goods retailer, operating 204 stores in 33 states. The Company’s e-tailing website, www.thesportsauthority.com, is operated by GSI Commerce Solutions, Inc. under a license and e-commerce agreement. In addition, a joint venture with AEON Co., Ltd. operates 41 “The Sports Authority” stores in Japan under a licensing agreement. The Sports Authority is a proud sponsor of the Boys & Girls Clubs of America.

Forward Looking Statements

Certain statements contained in this press release constitute “forward looking statements” made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties that could cause actual results to differ materially from those set forth in such forward looking statements. The Company’s forward looking statements are based on assumptions about, or include statements concerning, many important factors, including without limitation, consumer confidence, changes in discretionary consumer spending and consumer preferences, particularly as they relate to sporting goods, athletic footwear and apparel and the Company’s particular merchandise mix and retail locations; the Company’s ability to effectively implement its merchandising, vendor relationship, inventory control, marketing, store remodeling, electronic commerce, supply chain, logistics and other strategies; increasing competition from other retailers; unseasonable weather; fluctuating gross profit margins; product availability; capital spending levels; and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements to reflect events or circumstances after the date such statements were made.